Exhibit 99.1

MATERIAL SCIENCES CORPORATION

REPORTS FIRST QUARTER RESULTS

ELK GROVE VILLAGE, IL, July 8, 2004 — Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the first quarter of fiscal 2005 ended May 31, 2004.

Net sales for the first quarter of fiscal 2005 were $70.5 million, up 18.7 percent compared with sales of $59.4 million a year ago.

Gross profit in the first quarter increased to $15.3 million or 21.7 percent of sales from $9.5 million or 15.9 percent of sales at this time last year.

Selling, general and administrative expenses of $10.7 million were 15.1 percent of net sales in the first quarter compared with $10.0 million or 16.9 percent of net sales in the same period last year.

The net loss from continuing operations for the three months was $1.4 million, or 10 cents per diluted share, compared with a net loss from continuing operations of $2.2 million, or 16 cents per diluted share last year. The improvement primarily resulted from higher sales, a more profitable product mix and continuing cost reductions.

The loss from continuing operations in the latest period was due primarily to $4.2 million in expense related to the previously announced principal, interest and contractual prepayment penalty paid to the holders of the company’s privately placed senior notes issued in 1998. In addition, the company recorded estimated severance expenses of $1.2 million associated with the closing of the company’s Middletown, Ohio coil coating operation and other corporate restructuring costs ($0.5 million). The company expects to incur additional closing costs at Middletown of approximately $0.4 million in the second quarter.

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July 8, 2004

Total debt at the end of the first quarter was $19.3 million, or 15.0 percent of total capital, compared with $43.9 million, or 28.4 percent of total capital as of the fiscal year ended February 29, 2004.

Results Reflect Continuous Improvement Process

“We made further progress in a number of areas during the first quarter which is in line with our focus on a process of continuous improvement in all areas of the company,” said Ronald L. Stewart, president and chief executive officer. “This process will continue to address systemic cost reductions, operational excellence, people and organization along with a strategic plan that includes investing in our future. The continuous improvement process and our realigned organizational structure are being implemented to do one thing: deliver sustainable returns to our shareholders.”

Engineered Materials and Solutions Group (EMS)

Sales of electronic, acoustical/thermal and coated metal products in the first quarter were $70.2 million, up 18.3 percent compared with $59.3 million at this time last year.

Sales of electronic material-based solutions were $5.4 million, down 34.2 percent compared with $8.2 million in last year’s first quarter. The decline primarily resulted from lower shipments of NRGDamp™, the company’s vibration damping material used to manufacture hard disk drive covers.

“Our major customer began rebalancing its inventory of aluminum for hard drive covers in the first quarter which affected our shipments,” said Stewart. “We expect that this will continue into part of our second quarter as well.”

Sales of acoustical/thermal material-based solutions in the latest quarter were $28.5 million, 81.0 percent above the $15.8 million in the year-ago period. The improvement was due primarily to a significant increase in shipments of Quiet Steel® for automotive body panels, strong aftermarket disc brake damper sales as the result of a recent new product introduction, and sales of noise damping material for engine components.

“Automotive production schedule changes, due to model changeovers and inventory rebalancing as well as steel pricing and availability, are expected to result in somewhat lower second quarter shipments compared with what we saw in the first quarter,” said Stewart. “However, these sales will be significantly higher than in the second quarter of last year.”

News Release

July 8, 2004

Sales of coated metal in the first quarter were $36.3 million compared with $35.4 million reported last year. Lower shipments of electrogalavanized product and coil coated material for clutch plates, lighting fixtures and swimming pools were more than offset by higher sales to the building products and appliance markets. “We believe that sales and production were affected by the pricing and availability of steel, particularly in the building product and swimming pool areas,” added Stewart.

Electronic Materials and Devices Group (EMD)

EMD, including user interface touch controls and sensor solutions, reported first quarter revenue of $0.3 million. Revenue consisted primarily of SensaTank™ shipments to the recreational vehicle market and revenue associated with an exclusive supply agreement with Lear Corporation.

“We believe that the adoption of SensaTank by both Fleetwood and most recently Winnebago — the two leading recreational builders in the country — is a good indication that our proprietary tank monitoring system is on the path toward becoming the standard in the industry,” said Stewart.

As previously discussed, in order to accelerate the commercialization of the field-effect technology, the company is actively discussing a full range of strategic alternatives for EMD with major players in the automotive, consumer electronics and non-transportation markets.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to

News Release

July 8, 2004

differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans, net of estimated severance related costs; changes in the business environment (including the transportation, building and construction, electronics and durable goods industries); competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies and similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the favorable environment for companies to make acquisitions, (including regulatory requirements and market values of candidates); the stability of governments and business conditions inside and outside the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by customers in North America and Europe; proceeds and charges from the potential sale or closing of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more significant customers of the company; the risk of the successful development, introduction and marketing of new products and technologies (including products based on the touch sensor technology the company has licensed from TST); the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear Corporation agreement; results of discussions regarding EMD strategic alternatives; facility utilization and product mix at the Walbridge, Ohio facility, including the extent of ISG’s utilization; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations (including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet site); continuation of current interest rates and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available and www.matsci.com and www. frbinc.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended May 31,
	2004	2003	Percent Change
Net Sales	$70,487	$59,383	18.7%
Cost of Sales	55,168	49,913	10.5%

Gross Profit	$15,319	$9,470	61.8%
Selling, General and Administrative Expenses	10,678	10,046	6.3%
Restructuring Expenses	1,667	1,964	-15.1%

Income (Loss) from Operations	$2,974	$(2,540)	-217.1%

Other (Income) and Expense:
Interest (Income) Expense, Net	$581	$845	-31.2%
Equity in Results of Joint Ventures	(37)	266	-113.9%
Loss on Early Retirement of Debt	4,205	—	NM
Other, Net	—	18	-100.0%

Total Other Expense, Net	$4,749	$1,129	320.6%

Loss from Continuing Operations Before Benefit for Income Taxes	$(1,775)	$(3,669)	-51.6%
Benefit for Income Taxes	(370)	(1,439)	-74.3%

Loss from Continuing Operations	$(1,405)	$(2,230)	-37.0%
Discontinued Operations:
Loss on Discontinued Operation - Pinole Point Steel (Net of Benefit for Income Taxes of $11 and $85, Respectively)	(20)	(123)	-83.7%

Net Loss	$(1,425)	$(2,353)	-39.4%

Basic Net Loss Per Share:
Loss from Continuing Operations	$(0.10)	$(0.16)	-37.5%
Loss on Discontinued Operation - Pinole Point Steel	—	(0.01)	-100.0%

Basic Net Loss Per Share	$(0.10)	$(0.17)	-41.2%

Diluted Net Loss Per Share:
Loss from Continuing Operations	$(0.10)	$(0.16)	-37.5%
Loss on Discontinued Operation - Pinole Point Steel	—	(0.01)	-100.0%

Diluted Net Loss Per Share	$(0.10)	$(0.17)	-41.2%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	14,196	13,884
Dilutive Shares	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,196	13,884

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2004	February 29, 2004
Assets
Current Assets:
Cash and Cash Equivalents	$4,301	$33,483
Restricted Cash	—	3,357

Total Cash, Cash Equivalents and Restricted Cash	4,301	36,840
Receivables, Less Reserves of $4,316 and $4,185, Respectively	43,545	40,386
Income Taxes Receivable	50	51
Prepaid Expenses	2,699	1,290
Inventories	31,559	31,217
Deferred Income Taxes	2,235	2,235
Assets Held for Sale	2,182	2,281

Total Current Assets	$86,571	$114,300

Property, Plant and Equipment	$237,217	$236,363
Accumulated Depreciation and Amortization	(158,592)	(155,696)

Net Property, Plant and Equipment	$78,625	$80,667

Other Assets:
Investment in Joint Ventures	$1,424	$1,399
Goodwill	1,319	1,319
Deferred Income Taxes	5,527	5,080
Other	1,147	1,189

Total Other Assets	$9,417	$8,987

Total Assets	$174,613	$203,954

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$—	$36,944
Accounts Payable	20,819	20,723
Accrued Payroll Related Expenses	8,945	12,154
Accrued Expenses	5,898	6,190
Current Liabilities of Discontinued Operation, Net - Pinole Point Steel	394	414

Total Current Liabilities	$36,056	$76,425

Long-Term Liabilities:
Long-Term Debt, Less Current Portion	$19,318	$7,000
Other	9,440	9,551

Total Long-Term Liabilities	$28,758	$16,551

Shareowners’ Equity
Preferred Stock	$—	$—
Common Stock	370	369
Additional Paid-In Capital	72,806	72,387
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	81,334	82,759
Accumulated Other Comprehensive Income	1,817	1,991

Total Shareowners’ Equity	$109,799	$110,978

Total Liabilities and Shareowners’ Equity	$174,613	$203,954

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended May 31,
	2004	2003
Cash Flows From:
Operating Activities:
Net Loss	$(1,425)	$(2,353)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Discontinued Operation, Net - Pinole Point Steel	(20)	39
Loss on Discontinued Operation - Pinole Point Steel	20	123
Depreciation and Amortization	2,962	3,727
Benefit for Deferred Income Taxes	(467)	(269)
Compensatory Effect of Stock Plans	10	467
Gain on Sale of Asset	—	(162)
Other, Net	62	272
Changes in Assets and Liabilities:
Receivables	(3,159)	(5,220)
Income Taxes Receivable	1	(834)
Prepaid Expenses	(1,409)	(1,517)
Inventories	(342)	(1,901)
Accounts Payable	96	(1,519)
Accrued Expenses	(3,501)	(5,069)
Other, Net	(97)	799

Net Cash Used in Operating Activities	$(7,269)	$(13,417)

Investing Activities:
Capital Expenditures	$(1,047)	$(1,381)
Acquisition, Net of Cash Acquired	—	(568)
Proceeds from Sale of Asset	—	679
Investment in Joint Ventures	—	(358)
Proceeds from Sale of Marketable Securities	—	1,000
Other	(7)	(39)

Net Cash Used in Investing Activities	$(1,054)	$(667)

Financing Activities:
Payments of Debt	$(43,944)	$(167)
Proceeds under Line of Credit	19,318	—
Proceeds from Restricted Cash	3,357	—
Payments of Rights Redemption	—	(149)
Issuance of Common Stock	410	321

Net Cash Provided by (Used in) Financing Activities	$(20,859)	$5

Net Decrease in Cash	$(29,182)	$(14,079)
Cash and Cash Equivalents at Beginning of Period	33,483	43,880

Cash and Cash Equivalents at End of Period	$4,301	$29,801